UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  August 1, 2017

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33110	33-0889197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite S-223 White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Debt Resolve, Inc.

August 1, 2017

Item 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On July 31, 2017, the Debt Resolve, Inc. announced that Alfredo (Dino) DeAngelis has been elected to the Board of Directors effective July 28, 2017. Mr. DeAngelis has over 25 years of experience in corporate and structured finance, including restructuring and turnaround management. He is, currently, and has been for the last eight years, a partner in Gapstone Group LLC, a Wall Street firm offering Corporate and Structured Finance Advisory Services, including Mergers and Acquisitions, Capital Markets solutions, and Bank Financing.

Prior to joining Gapstone, Dino was a Director at Merrill Lynch from 1999 to 2008, where he was responsible for their large structured finance principal business. Additional experiences included AIG Trading Group from 1994 to 1999 and Fidelity Investments from 1991 to 1994. Dino received his B.A. and M.S. in Mechanical Engineering at M.I.T. and completed his requirements at M.I.T. for a PhD.

Mr. DeAngelis is replacing Gary T. Martin who is retiring from the Board after five years of unwavering support and service to the Company. There were no disagreements between Mr. Martin and the Company relating to the Company’s operations, policies or practices. Mr. DeAngelis will be joining the current Board members William Mooney Jr., Chairman, Bruce E. Bellmare, James Brakke, Raymond A. Conta, and Stanley E. Freimuth. We believe Mr. DeAngelis’ experience in financial restructuring, where he has represented the interests of issuers and investors, and turnaround management will greatly benefit the Company as it executes its new business strategy, as described in their recent public filings.

In connection with the joining the Board, Mr. DeAngelis was granted seven-year stock options to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the closing price on July 28, 2017, the effective date.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits. The following exhibit is being furnished herewith:

99.1	Press Release dated August 1, 2017 issued by Debt Resolve, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: August 1, 2017	By:	/s/ Bruce E. Bellmare
Bruce E. Bellmare
Chief Executive Officer, Chief Operating Officer and Acting Chief Financial Officer

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